QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

For Immediate Release	Contact:	Jeff D'Eliscu Water Pik Technologies, Inc. (949) 719-3700 (office) (949) 675-9475 (home) deliscu@waterpik.com

WATER PIK TECHNOLOGIES STOCKHOLDERS ELECT DIRECTORS

        (Newport Beach, California, April 24, 2003)—Water Pik Technologies, Inc. (NYSE: PIK), today announced that its stockholders elected two directors to three-year terms expiring in 2006: Babette E. Heimbuch, Chairman and Chief Executive Officer of FirstFed Financial Corp., and Charles J. Queenan, Jr., Senior Counsel to Kirkpatrick & Lockhart LLP, Attorneys-at-Law.

        The additional proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2003 was passed.

        Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company's products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates seven major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

# # #

QuickLinks

WATER PIK TECHNOLOGIES STOCKHOLDERS ELECT DIRECTORS